Exhibit 23.3

Jerry DeWolfe. P.Geo.
Golder Associates Ltd.
237 4th Avenue SW, Calgary,
Alberta, Canada T2P 4K3

CONSENT OF QUALIFIED PERSON

I, Jerry DeWolfe, state that I am responsible for preparing or supervising the preparation of part(s) of the technical report summary titled ‘Technical Report Summary of the Rhyolite Ridge Lithium-Boron Project’ with an effective date of February 28, 2022, as signed and certified by me (the “Technical Report Summary”).

Furthermore, I state that:

(a)	I consent to the public filing of the Technical Report Summary by ioneer Ltd;

(b)	the document that the Technical Report Summary supports is the Registration Statement on Form S-8 and the Registration Statement on Form 20-F of ioneer Ltd (the “20-F”);

(c)
I consent to the use of my name, or any quotation from or summarization in the 20-F of the parts of the Technical Report Summary for which I am responsible, to the filing of the Technical Report Summary as an exhibit to the 20-F, and to the incorporation by reference of the Technical Report Summary into the Company’s Registration Statement on Form S-8 and any amendments thereto (collectively, the “Registration Statements”); and

(d)
I confirm that I have read the 20-F, and that the 20-F fairly and accurately reflects, in the form and context in which it appears, the information in the Technical Report Summary or in the part(s) thereof for which I am responsible.

Dated at Calgary Alberta,Canada this 08, July 2022
/s/ Jerry DeWolfe
[Signature of Qualified Person]

Jerry DeWolfe, P. Geo. APEGA Member 101287
[Print name and professional licensures of Qualified Person]